Term Sheet
Maxim TEP, Inc.
$30,000,000 Senior Secured Facility

THIS TERM SHEET IS NOT, AND IS NOT TO BE CONSTRUED AS, A COMMITMENT BY LENDER OR ANY OF ITS SUBSIDIARIES TO ENTER INTO THE PROPOSED FINANCING. This financing proposed herein ("Proposed Financing") is subject to: (a) receipt by Lender of all requisite approvals from its management and/or its Investment Committee; (b) the execution and delivery of final legal documents acceptable to Lender and its counsel and (c) the satisfactory completion of its legal and business due diligence. Additionally, all of the terms and conditions of the Proposed Financing set forth herein have been calculated on the assumption that the Proposed Financing will be approved, documented and fully funded on or before the end of the diligence period specified herein. Any or all of the terms and conditions set forth herein may be adjusted by Lender if any of the forgoing is not completed within that period. If through such due diligence or otherwise we obtain information which we believe has had or could have a material adverse effect (as determined by Lender in its sole discretion), or which indicates that any information used by us in our financial analysis was materially inaccurate or contained material omissions, we may decline to provide the Proposed Financing. To assist us in our evaluation, you will provide to Lender all access which we may require or reasonably request to your facilities, personnel and accountants, and copies of all documents which we may reasonably request or which you have available, including business plans, financial statements (actual and pro forma), and books and records.

Borrower	Maxim TEP, Inc.. (**"Borrower"**)
Guarantor(s)	Borrower and all current subsidiaries of the Borrower that own the rights to the Collateral Properties (defined below).
Lender	One or more funds managed by New Stream Energy Solutions LLC (**"NSES"**)
Facility	A senior, first-priority, secured, facility (the **"Facility"**).
Facility Amount	Up to $30 million (the **"Maximum Loan Amount"**).
Closing Date	To be determined (**"Closing Date" or "Closing"**).
Final Maturity	4 years from the Closing Date (**"Maturity Date"**).
Initial Availability	$20 million available at Closing (**"Initial Available Amount"**). Borrower will use the Initial Available Amount to pay off existing debt.
Additional Availability	NSES will review the current development plan and based solely on NSES's determination, make or not make available an amount of at least another $5.0 million (**"Subsequent Available Amount"**). This procedure will continue until NSES determines not to fund any Subsequent Available Amount or the Maximum Loan Amount has been reached. In all cases, Borrower warrants and represents that all funds from Subsequent Available Amounts provided by NSES will be used solely for Development Plan Expenditures (defined below).
Development Plan	Prior to Closing, Borrower will provide to NSES a list of wells to be drilled, timing of when each well will be drilled and the associated cost for each well (**"Development Plan"**). The costs associated with the development plan are defined as the **"Development Plan Expenditures"**.
Availability Period	Advances under the Facility will be available for a period of time (**"Availability Period"**) not longer than (i) 24 months from closing or, (ii) a point in time when NSES determines no more funds are available for the Facility.
Purpose	Any advance under the Facility will be used solely for Development Plan Expenditures.

Collateral Properties	The Facility will be secured by a perfected first mortgage lien on all of the Borrower's oil and gas properties owned at closing and thereafter acquired (**"Collateral Properties"**) and a security interest on all of Borrower's material contracts, accounts, and insurance policies.
Up Front Fee	2% of the Facility Amount payable to NSES at Closing
Interest Rate	The Facility will bear interest at a fixed coupon interest rate of 12% per annum calculated on the principal balance outstanding based on actual days elapsed and a 360 day year.
Default Interest	800 bps per annum above the applicable rate.
Interest Payment	Starting on October 1, 2008, interest payments will be due on the last business day of each subsequent calendar quarter (each a **"Quarterly Payment"**). During the interim period between Closing and October 1, 2008, interest will be accrued on a monthly basis and added to the outstanding principal amount of the Facility.
Overriding Royalty Interest	While the Facility is in place, NSES will receive a 5% overriding royalty interest, based on 8/8ths, (**"ORRI"**) in the Subject Properties. On the date that the Facility is repaid in full, the ORRI will decrease to 2% and will remain at 2% for a period of 5 years. After 5 years from the date on which the Facility is paid in full, the ORRI will no longer exist.
Facility Amortization	The outstanding amount under the Facility will be amortized in an amount equal to a dedication rate (**"Dedication Rate"**) multiplied by the Adjusted Net Cash Flow (**"ANCF"**). The ANCF will be defined as gross revenues less: (i) royalties – including NSES's overriding royalty interest, (ii) production taxes, (iii) approved operating expenses, (iv) approved general and administrative expenses, (v) accrued and unpaid interest and fees under the Facility, (vi) approved working capital, and (vii) approved capital expenditures unless funded by an Advance under this Facility. The Dedication Rate will be 85% until the outstanding debt is paid in full and provided that the Dedication Rate automatically will increase to 100% whenever (a) an Event of Default exists, or (b) a Coverage Deficiency (defined below) occurs and the Borrower does not cure such Coverage Deficiency within 30 days thereafter.
Control Account	A mutually acceptable pledged account agreement (Control Account) between Borrower, NSES and a mutually acceptable bank will be executed prior to Closing. All of the Borrower's revenues shall be paid by purchasers of oil and gas production directly into the Control Account. All amounts in the Control Account will be used to fund the operating expenses of the Borrower including royalties, production taxed, approved lease operating expenses, approved general and administrative expenses, accrued and unpaid interest, capital expenditures, principal repayment and distributions according to the Dedication Rate, all to be more fully described in the loan agreement.
Commodity Hedging	At Closing, Borrower agrees to hedge at least 75% of it projected proved reserves for the first 4 years of the projection at terms satisfactory to NSES.
Collateral Coverage Ratio	<u>Minimum Collateral Coverage Ratio of 1.5</u> <u>**("CCR")**.</u> The CCR is defined as Borrower's NPV10 plus working capital divided by total indebtedness (including a requested Advance, if applicable). NPV10 is the net present value discounted at 10% per annum as determined at any calculation date of the Borrower's proved reserves as determined by a an independent engineer. Each category of reserves will be risked according to the percentages listed below: **PDP Reserves** — **95%**

	<table><tr><td>**PDNP Reserves**</td><td>**75%**</td></tr><tr><td>**PUD Reserves**</td><td>**50%**</td></tr></table> Pricing assumptions for oil and gas will be as follows: 85% of the adjusted NYMEX pricing for years one through four with 85% of the fourth year NYMEX price being held flat for years 5 and beyond. The NYMEX pricing will be adjusted for basis and quality differentials. All prices will be adjusted for any approved commodity price hedges. If the CCR is less than 1.5 but greater than 1.20 (**"Coverage Deficiency"**), the Dedication Rate will automatically increase to 100%. A CCR of less than 1.20 (**"Coverage Default"**) will be an event of default. The CCR can be recalculated at any time during the Facility, with a minimum frequency of every six (6) months and a maximum frequency of every three (3) months using updated reserves as determined by the Independent Engineer. Upon each request for Additional Availability beyond the Initial Availability, the Collateral Ratios will be recalculated to determine if the Borrower is compliance. Such calculation will include the requested Availability Amount and will be based on the most recent reserve report of the Independent Engineer.
Due Diligence Deposit	Upon acceptance of this term sheet, Borrower will deposit in a NSES account (to be determined) an amount of $75,000 for the purpose of covering expenses that NSES will incur in performing due diligence. After payment of all costs incurred by NSES in performing due diligence or if for any reason the transaction is terminated and there is a balance in the due diligence account, that balance in the account, if any, will be returned to Borrower.
Fees and Expenses	Upon acceptance of this term sheet, Borrower will be responsible for all costs incurred by NSES in connection with its due diligence and subsequent loan documentation including the fees and expenses of attorneys, consultants, and other advisors whether the transaction is closed or not.
Conditions Precedent	Usual and customary including, without limitation, the following (each to the satisfaction of NSES in its sole discretion): 1. due diligence regarding Borrower, operating arrangements, material contracts, environmental, reserve engineering, regulatory issues, tax and legal matters, operating and capital expense budgets; 2. Perfection of security; 3. Absence of any material litigation regarding Borrower , Subject Properties or material contracts; 4. Accurate representations and warranties from Borrower; 5. Receipt of reserve report from independent engineer; 6. Receipt of independent insurance report; 7. Satisfactory legal documents including legal opinions; 8. Receipt of all necessary internal approvals by New Steam; 9. No material adverse change in the financial condition, results or business of Borrower.
Representations and Warranties	Usual and customary for this type of facility
Events of Default	Usual and customary for this type of facility
Governing Law	New York

After reviewing the Term Sheet, I hereby accept the terms and conditions as indicated with my signature below;

Accepted by:

Maxim TEP, Inc.

By: [signature]

Name: W. MARVIN WATSON

Title: C.E.O.